Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.616.9065

CSPi Reports Second-Quarter 2019 Financial Results

Declares Quarterly Dividend of $0.15 Per Share

Lowell, MA, May 08, 2019 - CSPi (NASDAQ: CSPI), a provider of IT managed services, security solutions and packet capture products, today reported financial results for the second quarter ended March 31, 2019.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.15 per share to shareholders of record on May 31, 2019, payable on June 14, 2019.

Management Comments
“During the second quarter we advanced our transformation to become a cybersecurity and wireless managed services company,” said Chief Executive Officer Victor Dellovo. “Financially, strong demand for managed IT services was offset by softer multi-computers sales and resulted in essentially flat year-over-year revenue. On the bottom line, the lower volume and higher development costs for our next-generation cybersecurity ARIA SDS solution offset the benefits of cost control measures.”
“In our High-Performance Products segment, we saw continued demand for our legacy Myricom network adaptors and advanced the customer evaluation stage for our ARIA SDS cybersecurity solution,” said Dellovo. “We saw strong demand from customers using our Myricom Sniffer packet capture application, which helps improve threat detection and incident response. We formally announced the ARIA SDS Packet Intelligence application at the RSA 2019 conference in San Francisco and received positive feedback from customers. We plan to advance our testing and evaluations in Q3 and are on track to record our first ARIA revenues in the second half of fiscal 2019.”
“In Technology Solutions, our UK operations delivered a record quarter driven by new projects and a lower cost structure,” added Dellovo. “In the US, we recorded profitable results mainly from growth in managed IT services. We are expanding our managed services customer base, while increasing the overall size and scope of existing customer contracts.”

“With solid execution on cost control and confidence in our ability to deliver on our next-generation cybersecurity products, we are well positioned to deliver growth in the second half of fiscal 2019,” concluded Dellovo.

Financial Results
For the second quarter of fiscal 2019, revenue was $16.4 million compared with $16.6 million a year ago.
Gross profit for the second quarter of fiscal 2019 was $3.7 million, or 22.9% of sales, compared with $4.0 million, or 24% of sales, a year ago.
Net loss for the second quarter of fiscal 2019 was $619,000, or $0.15 per share, compared with a net loss of $594 million, or $0.16 per share, for the second quarter of fiscal 2018. The second quarter of fiscal 2018 included income of $148,000 from discontinued operations related to the Company’s Germany operations, which was sold in July of 2018.

Exhibit 99.1

Cash and short-term investments were $18.2 million at the end of the second quarter of fiscal 2019 compared with $25.1 million at the end of fiscal year 2018. The decrease was due to a $3.3 million increase in accounts receivable partially due to 43% of the second quarter’s sales were recorded in March 2019. We also had a reduction of $3.2 million in accounts payable and accrued expenses and $1.2 million for payment of our quarterly dividends.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) on May 08, 2019 to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1667. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com. Myricom and ARIA are trademarks of CSPi Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to advance our testing and evaluations in Q3 and are on track to record our first ARIA revenues in the second half of fiscal 2019 and with solid execution on cost control and confidence in our ability to deliver on our next-generation cybersecurity products. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2019	September 30, 2018
Assets
Current assets:
Cash and short-term investments	$18,188	$25,107
Accounts receivable, net	16,456	11,980
Unbilled accounts receivable	—	1,166
Inventories	5,857	7,558
Other current assets	3,971	2,604
Total current assets	44,472	48,415
Property, equipment and improvements, net	916	847
Other assets	6,942	6,013
Total assets	$52,330	$55,275

Liabilities and Shareholders’ Equity
Current liabilities	$12,743	$14,061
Pension and retirement plans	5,634	6,168
Non-current liabilities	1,278	1,244
Shareholders’ equity	32,675	33,802
Total liabilities and shareholders’ equity	$52,330	$55,275

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Sales:
Product	$13,603	$14,049	$29,314	$27,718
Services	2,747	2,555	6,016	5,516
Total sales	16,350	16,604	35,330	33,234

Cost of sales:
Product	11,371	11,667	24,583	22,947
Services	1,233	954	2,652	1,941
Total cost of sales	12,604	12,621	27,235	24,888

Gross profit	3,746	3,983	8,095	8,346

Operating expenses:
Engineering and development	781	759	1,526	1,457
Selling, general and administrative	3,736	4,088	7,325	7,588
Total operating expenses	4,517	4,847	8,851	9,045

Operating loss	(771)	(864)	(756)	(699)

Other income (expense), net	10	(38)	47	(45)
Net loss before income taxes and discontinued operations	(761)	(902)	(709)	(744)
Income tax expense (benefit)	(142)	(160)	(140)	993
Net loss from continuing operations	(619)	(742)	(569)	(1,737)
Net income (loss) from discontinued operations	—	148	—	(57)
Net loss	$(619)	$(594)	$(569)	$(1,794)
Net loss attributable to common stockholders	$(619)	$(594)	$(569)	$(1,794)

Net loss from continuing operations per share – basic	$(0.15)	$(0.20)	$(0.15)	$(0.46)
Net income (loss) from discontinued operations per share - basic	$—	$0.04	$—	$(0.01)
Net loss per share – basic	$(0.15)	$(0.16)	$(0.15)	$(0.47)
Weighted average shares outstanding – basic	4,015	3,823	3,898	3,795

Net loss from continuing operations per share – diluted	$(0.15)	$(0.20)	$(0.15)	$(0.46)
Net income (loss) from discontinued operations per share - diluted	$—	$0.04	$—	$(0.01)
Net loss per share – diluted	$(0.15)	$(0.16)	$(0.15)	$(0.47)
Weighted average shares outstanding – diluted	4,015	3,823	3,898	3,795